EXHIBIT 23.1

CONSENT OF MOSS ADAMS LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-18945) pertaining to the 1992 Stock Incentive Plan, as amended, and the Amended and Restated Directors Stock Option Plan, and the Registration Statement (Form S-8 No. 333-90524) pertaining to the 2002 Stock Option Plan of Redhook Ale Brewery, Incorporated of our report dated March 29, 2006 with respect to the financial statements of Redhook Ale Brewery, Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ MOSS ADAMS LLP

Seattle, Washington
March 29, 2006